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                                                                    Exhibit 21.1

                     List of Subsidiaries of CacheFlow Inc.

CacheFlow Canada, Inc.

CacheFlow Ltd. (UK)

CacheFlow Australia Pty. Ltd.

CacheFlow International, Inc.

CacheFlow Hong Kong Ltd.

CacheFlow Mexico S. de R.L.

CacheFlow Netherlands B.V.

CacheFlow Japan K.K.

CacheFlow Espana, S.L.

SpringBank Networks, Inc.

Entera Corporation